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                                   EXHIBIT 11
                      COMPUTATION OF NET INCOME PER SHARE
               FOR THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                       (In thousands, except share data)

                                              THREE MONTHS ENDED                SIX MONTHS ENDED
                                                 SEPTEMBER 30,                   SEPTEMBER 30,
                                           -------------------------       -------------------------
                                              2001           2000             2001            2000
                                           ---------       ---------       ---------       ---------
Earnings per common share -- basic
----------------------------------
Net income..............................   $     489       $     281       $   1,654       $     430
Preferred dividends.....................         (49)           (49)             (98)            (98)
                                           ---------       ---------       ---------       ---------
Net income -- basic.....................   $     440       $     232       $   1,556       $     332
                                           ---------       ---------       ---------       ---------
Weighted average common shares
  outstanding -- basic..................   2,276,928       2,256,753       2,280,522       2,254,497
                                           ---------       ---------       ---------       ---------
Earning per common share -- basic.......   $    0.19       $    0.10       $    0.68       $    0.15
                                           =========       =========       =========       =========
Earnings per common share -- diluted
------------------------------------
Net income -- basic.....................   $     440       $     232       $   1,556       $     332
Impact of potential conversion of
  convertible preferred stock
  to common stock.......................          49              49              98              98
                                           ---------       ---------       ---------       ---------
Net income -- diluted...................   $     489       $     281       $   1,654       $     430
                                           =========       =========       =========       =========
Weighted average shares
   outstanding -- basic.................   2,276,928       2,256,753       2,280,522       2,254,497
Effect of dilutive securities --
  convertible preferred stock...........     208,333         208,333         208,333         208,333
                                           ---------       ---------       ---------       ---------
Weighted average shares
  outstanding -- diluted................   2,485,261       2,465,086       2,488,855       2,462,830
                                           =========       =========       =========       =========
Earning per common share -- diluted.....   $    0.19       $    0.10       $    0.66       $    0.15
                                           =========       =========       =========       =========